Exhibit 99.1

LHC Group Acquires Assets of River West Home Care

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services primarily in non-urban markets in the United States, announced today that it has acquired 100% of the assets of River West Home Care located in Plaquemine, LA.

The primary service area of this acquisition has an estimated total population of 1.3 million, with almost 11% over the age of 65, and total annual Medicare revenue of approximately $500,000.

Keith G. Myers, chief executive officer of LHC Group, said, “I would like to welcome the employees of River West Home Care into the LHC Group family. As always, our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in these areas.”

About LHC Group, Inc.

LHC Group is a premier provider of post-acute healthcare services primarily in non-urban markets in the United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com